Exhibit 99.(h)(25)

FIRST AMENDMENT TO SCHEDULE B

SERVICE FEES

Dated December 21, 2011

1. Fund Compliance Services Fees

Fund Compliance Services provided under this Agreement:

$95,000 annual fee

The Company shall pay the annual fee, in monthly installments, within ten (10) days after the end of each month.

2. Out of Pocket Expenses, including but not limited to the following:

(a) A maximum of $10,000 annually in out-of-pocket expenses incurred in connection with Beacon Hill’s provision of the Chief Compliance Officer to the Company and in connection with compliance services including but not limited to, travel costs for attending Board meetings, printing and postage, record retention, state, federal and other regulatory registration filings and related fees, and conducting due diligence of Service Providers; and

(b) Any other expenses approved by the Board.

For out of pocket expenses, Beacon Hill will invoice the Company and the Company will remit payment within 15 days of receipt of invoice.

TRIBUTARY FUNDS, INC.
(formerly FIRST FOCUS FUNDS, INC.
(the “COMPANY”)

/s/ Stephen R. Frantz
Name: Stephen R. Frantz
Title: President

BEACON HILL FUND SERVICES, INC.

/s/ Scott Englehard
Name: Scott Englehart
Title: President